Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Barnes & Noble Education, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity(2)	Common Stock, par value $0.01 per share, issuable upon exercise of Subscription Rights	457(o)	—	—	$45,000,000	0.00014760	$6642.00

Fees Previously Paid	—	—	—	—		—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$45,000,000		$6642.00

	Total Fees Previously Paid							$—

	Total Fee Offsets							$—

	Net Fee Due							$6642.00

(1)

The securities registered hereunder include an indeterminate number of shares of Common Stock which shall have an aggregate initial offering price not to exceed $45,000,000. In accordance with Rule 416 under the Securities Act, this registration statement shall be deemed to cover an indeterminate number of additional shares to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.

(2)	This registration statement relates to the shares of the Company’s Common Stock issuable upon the exercise of non-transferable Subscription Rights pursuant to the Rights Offering.